As filed with the Securities and Exchange Commission on June 20, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AdvanSix Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-2525089
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
(Address, including zip code, of registrant’s principal executive offices)

2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated
(Full title of the plan)

Erin N. Kane
President and Chief Executive Officer
AdvanSix Inc.
300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
(973) 526-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Achilles B. Kintiroglou Senior Vice President, General Counsel, and Corporate Secretary AdvanSix Inc. 300 Kimball Drive, Suite 101 Parsippany, New Jersey 07054 (973) 526-1800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated Filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

Registration of Additional Securities

On June 18, 2025, the stockholders of AdvanSix Inc. (the “Company”) approved the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (the “2016 Plan”) to increase the number of shares of common stock, par value $0.01 per share ("Common Stock"), available under the 2016 Plan by 1,400,000 shares and to implement certain additional amendments summarized in Proposal No. 4 in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2025, as supplemented on May 16, 2025. This Registration Statement is being filed with the Commission pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register the 1,400,000 additional shares of Common Stock under the 2016 Plan. This Registration Statement hereby incorporates by reference the contents of the Company’s Registration Statement on Form S-8 filed with the Commission on September 30, 2016 (Registration No. 333-213914), which registered 3,350,000 shares of Common Stock under the 2016 Plan, the Company's Registration Statement on Form S-8 filed with the Commission on June 23, 2020 (Registration No. 333-239394), which registered 2,937,209 shares of Common Stock under the 2016 Plan, and the Company's Registration Statement on Form S-8 filed with the Commission on June 16, 2022 (Registration No. 333-265659), which registered 1,730,000 shares of Common Stock under the 2016 Plan (collectively, the “Original Registration Statements”), except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the Original Registration Statements not expressly changed hereby shall be as set forth in the Original Registration Statements.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 21, 2025;
(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 2, 2025;
(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on February 21, 2025, March 17, 2025, April 16, 2025, May 2, 2025 and June 20, 2025; and
(d)
the description of Common Stock, which is contained in Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate the information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise expressly stated therein, including any exhibits to the extent furnished in connection with such items.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.     Interests of Named Experts and Counsel.

The opinion as to the legality of the securities registered hereunder is being given by Achilles B. Kintiroglou, Senior Vice President, General Counsel and Corporate Secretary of the Company. As of June 10, 2025, Mr. Kintiroglou is the beneficial owner of 2,088 shares of Common Stock and options to purchase 55,607 shares of Common Stock. Mr. Kintiroglou is also eligible to participate in the 2016 Plan.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as directors or officers, as applicable, except (i) in cases where the director or officer breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, (ii) in cases where the director willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit or, (iii) with respect to officers, in any action by or in the right of the corporation. The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) includes such exculpation provisions for its directors and officers.

The Company’s Amended and Restated By-laws (the “By-laws”) and Certificate of Incorporation also include provisions that indemnify, to the fullest extent permitted or required by the DGCL, the personal liability of directors, officers or employees against all expenses, liabilities and losses for actions taken as a director, officer, employee or agent of the Company, or for serving at the Company’s request as a director, officer, employee or agent at another corporation, partnership, joint venture, trust or other enterprise, as the case may be. The By-laws and Certificate of Incorporation also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors, officers and employees, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The By-laws also expressly authorize the Company to purchase and maintain insurance to protect the Company, its directors, officers and employees against certain liabilities.

The limitation of liability and indemnification provisions that are included in the By-laws and Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions do not alter the liability of directors or officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 8.     Exhibits.

4.1	Amended and Restated Certificate of Incorporation of AdvanSix Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 1, 2019)
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of AdvanSix Inc.
4.3	Amended and Restated By-laws of AdvanSix Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 20, 2023)
4.4
2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (effective June 18, 2025) (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on June 20, 2025)

5.1	Opinion of Achilles B. Kintiroglou, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, with respect to the legality of the shares being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page to this Registration Statement).
107	Filing Fee Table.

SIGNATURES
 Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 20th day of June, 2025.

ADVANSIX INC.
By:	/s/ Erin N. Kane
Name:	Erin N. Kane
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erin N. Kane, Siddharth Manjeshwar, and Achilles B. Kintiroglou and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Erin N. Kane	President and Chief Executive Officer and Director	June 20, 2025
Erin N. Kane	(Principal Executive Officer)
/s/ Siddharth Manjeshwar	Senior Vice President and Chief Financial Officer	June 20, 2025
Siddharth Manjeshwar	(Principal Financial Officer)
/s/ Rachael E. Ryan	Vice President, Controller and Chief Accounting Officer	June 20, 2025
Rachael E. Ryan	(Principal Accounting Officer)
/s/ Todd D. Karran	Director	June 20, 2025
Todd D. Karran
/s/ Gena C. Lovett, Ph.D.	Director	June 20, 2025
Gena C. Lovett, Ph.D.
/s/ Donald P. Newman	Director	June 20, 2025
Donald P. Newman
/s/ Daniel F. Sansone	Director	June 20, 2025
Daniel F. Sansone
/s/ Sharon S. Spurlin	Director	June 20, 2025
Sharon S. Spurlin
/s/ Patrick S. Williams	Director	June 20, 2025
Patrick S. Williams